MORGAN STANLEY
                                    SPECTRUM SERIES

        December 2004
        Monthly Report

This Monthly Report supplements the Spectrum Funds'
Prospectus dated April 28, 2004 and the Prospectus
Supplement dated October 19, 2004.

                           Issued: January 31, 2005

[MORGAN STANLEY LOGO]

--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                INCEPTION- COMPOUND
                                                                                                                 TO-DATE  ANNUALIZED
                        1991  1992    1993  1994   1995  1996   1997  1998  1999  2000   2001  2002   2003  2004  RETURN    RETURN
FUND                      %     %       %     %      %     %      %     %     %     %      %     %      %     %      %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency ....    --    --      --    --     --    --     --    --    --  11.7   11.1   12.2  12.4  (8.0)   44.1      8.5
                                                                                (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced ...........    --    --      --  (1.7)  22.8  (3.6)  18.2  16.4   0.8   0.9   (0.3) (10.1)  6.2  (5.6)   46.1      3.8
                                          (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select ......  31.2  (14.4)  41.6  (5.1)  23.6   5.3    6.2  14.2  (7.6)  7.1    1.7   15.4   9.6  (4.7)  188.8      8.2
                      (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic ...    --    --      --   0.1   10.5  (3.5)   0.4   7.8  37.2  (33.1) (0.6)   9.4  24.0   1.7    45.6      3.8
                                          (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical ...    --    --      --  (2.2)  17.6  18.3    7.5  10.2  (7.5)  7.8   (7.2)  23.3  23.0   4.4   136.3      8.8
                                          (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
DECEMBER 2004

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of December 31, 2004 was as follows:

FUND                                     N.A.V.              % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                       $14.41                     2.26%
--------------------------------------------------------------------------------
Spectrum Global Balanced                $14.61                     0.81%
--------------------------------------------------------------------------------
Spectrum Select                         $28.88                     0.72%
--------------------------------------------------------------------------------
Spectrum Strategic                      $14.56                     0.55%
--------------------------------------------------------------------------------
Spectrum Technical                      $23.63                     0.22%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   I WOULD ALSO LIKE TO TAKE THIS OPPORTUNITY TO INFORM YOU THAT WE ANTICIPATE SCHEDULE K-1 (FORM 1065) TAX FORMS REPORTING EACH LIMITED PARTNER'S SHARE OF THE PARTNERSHIP INCOME, LOSS AND DEDUCTIONS FOR CALENDAR YEAR 2004 WILL BE MAILED TO HOLDERS OF NON-IRA ACCOUNTS DURING THE LAST WEEK OF FEBRUARY. SHOULD YOU HAVE AN IRA ACCOUNT AND WISH TO RECEIVE A SCHEDULE K-1 TAX FORM, PLEASE CONTACT YOUR MORGAN STANLEY FINANCIAL ADVISOR.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                         MONTH ENDED    YTD ENDED
                                        DECEMBER 31,   DECEMBER 31,
                                            2004           2004
                                        ------------   ------------
                Australian dollar          -0.14           0.08
                British pound               -0.9          -4.12
                Euro                        1.22           6.98
                Japanese yen               -1.09          -8.81
                Swiss franc                -0.14           2.72
                Minor  currencies           3.76            2.3


      Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded from long positions in a several foreign currencies, notably the South African rand, euro, and Polish zloty, versus the U.S. dollar as the U.S. dollar depreciated against these currencies due to continuing concerns regarding the staggering U.S. Current-Account deficit and the widely held perception that the Bush Administration, as well as major foreign central banks, would not move to intervene in the U.S. dollar's decline. Smaller gains were recorded from long positions in the Brazilian real and Czech koruna.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses for the month were incurred from long positions in other currencies, specifically the Japanese yen and British pound, versus the U.S. dollar as the value of these currencies moved lower. Long British pound positions recorded losses as the value of the pound fell back in response to weaker-than-expected U.K. economic data and the releases of dovish minutes from the Bank of England's December meeting, which reflected the possibility for future interest rate cuts. Losses were also experienced from long Japanese yen positions as the value of the yen declined during mid-month due to weak Japanese machinery orders and temporary U.S. dollar strength.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                         MONTH ENDED    YTD ENDED
                                        DECEMBER 31,   DECEMBER 31,
                                            2004           2004
                                        ------------   ------------
                Currencies                  0.41          -1.96
                Interest Rates             -0.41           0.51
                Stock Indices               1.47           1.92
                Energies                     0.3           0.61
                Metals                     -0.48          -1.44
                Agriculturals               -0.3           -1.3

      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Within the global equity index sector, gains resulted from long positions in U.S., European, and Japanese stock index futures as equity prices trended higher due to stabilizing oil prices, strong corporate earnings and positive investor sentiment regarding the future of the global economy.

> Trading within the currency markets resulted in gains as long positions in the Mexican peso versus the U.S. dollar benefited as the U.S. dollar declined during the latter half of December due to continuing concerns regarding the U.S. Current-Account deficit and the widely held perception that the Bush Administration, as well as major foreign central banks, would not move to intervene in the U.S. dollar's decline. Additionally, long cross-rate positions in the euro versus both the Canadian dollar and Japanese yen profited from the euro's rise against its foreign counterparts. Additional gains were recorded from short U.S. dollar positions versus the South African rand for the aforementioned reasons.

> Finally, trading in the energy markets resulted in gains as short futures positions in natural gas profited towards the end of the month from a price decline caused by news of higher inventories and warmer winter weather in the northeastern United States. Additional sector gains were supplied from short futures positions in crude oil and its related products as crude oil prices stabilized, finishing the month lower, amid easing concerns for supply.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the metals markets resulted from long futures positions in base and precious metals as prices declined in response to the U.S. dollar's temporary advance.

> In the global interest rate markets, losses stemmed from long positions in Australian interest rate futures as prices declined during the final week of the month triggered by an increase in imports that contributed to a sharp rise in both the Australian Current-Account and trade deficits.

> Finally, losses in the agricultural markets were incurred from short futures positions in the soybean complex, as well as in corn and wheat, after prices reversed higher amid news of reduced supply, strong Chinese export demand and rumors that U.S. soybean crops could be infected by a damaging fungus.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                         MONTH ENDED    YTD ENDED
                                        DECEMBER 31,   DECEMBER 31,
                                            2004           2004
                                        ------------   ------------
                Currencies                 -0.58           0.76
                Interest Rates              0.25          -2.51
                Stock Indices               2.01          -0.45
                Energies                    0.09           4.74
                Metals                     -0.54           1.54
                Agriculturals               0.09           1.67

      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Within the global equity index sector, gains resulted from long positions in U.S., European, and Pacific Rim equity index futures as equity prices trended higher due to stabilizing oil prices, strong corporate earnings and positive investor sentiment regarding the future of the global economy.

> Gains in the global interest rate markets resulted from long positions in European interest rate futures as prices increased due to the strength in the euro, in addition to continued investor concern that the long-term effect of the strong euro on the European economy would be negative by making exports more expensive abroad. Additional gains were supplied from long positions in U.S. interest rate futures as bond prices were boosted higher amid a lower-than-expected U.S. jobs report and a brief improvement in the U.S. dollar that led investors to believe the recovery would reduce prospects for a sell-off in foreign holdings of U.S. government debt.

> Profits were also recorded in the agricultural markets from long futures positions in coffee as prices advanced amid reduced supply and increased European demand.

> Additional gains resulted from the energy markets as short futures positions in natural gas profited towards the end of the month from a price decline caused by news of higher inventories and warmer winter weather in the Northeastern United States.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were incurred in the currency markets, primarily from short positions in the Japanese yen versus the U.S. dollar, as the U.S. dollar's value depreciated against the yen during the final three weeks of the month in response to beliefs that the Bush administration would do little to stem the decline in the U.S. Additional losses resulted from long positions in other Asian and European currencies versus the U.S. dollar in the beginning of the month as the U.S. dollar's value staged a temporary rally amid support from soft crude oil prices and a European Union official's comments calling for global action against the U.S. dollar's fall.

> Long futures positions in precious metals experienced losses due to the U.S. dollar's temporary advancement during mid-month.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                         MONTH ENDED    YTD ENDED
                                        DECEMBER 31,   DECEMBER 31,
                                            2004           2004
                                        ------------   ------------

                Currencies                 -0.88          -0.65
                Interest Rates              0.3            0.96
                Stock Indices               0.51          -2.05
                Energies                    0.02          -0.56
                Metals                      0.76           4.67
                Agriculturals              -0.05           8.31

      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the metals markets, long positions in base metals, specifically aluminum and zinc, recorded gains as prices finished the month higher due to news of low supply and strength in the equity markets. Prices were also pulled higher due to the weakness of the U.S. dollar later in the month. > Within the global equity index sector, gains resulted from long positions in U.S. equity index futures as equity prices trended higher due to stabilizing oil prices, strong corporate earnings and positive investor sentiment regarding the future of the global economy.

> Gains in the global interest rate markets resulted from long positions in European interest rate futures as prices increased due to the strength in the euro, in addition to continued investor concern that the long-term effect of the strong euro on the European economy would be negative by making exports more expensive abroad. Additional gains were supplied from long positions in U.S. interest rate futures as bond prices were boosted higher amid a lower-than-expected U.S. jobs report and a brief improvement in the U.S. dollar that led investors to believe the recovery would reduce prospects for a sell-off in foreign holdings of U.S. government debt.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses for the month were incurred from long positions in several foreign currencies, specifically the Japanese yen, Swiss franc, and Canadian dollar, versus the U.S. dollar as the U.S. dollar's value staged a temporary rally early in the month amid support from soft crude oil prices and a European Union official's comments calling for global action against the U.S. dollar's fall.

> Additional losses resulted in the agricultural markets from long positions in cocoa futures as prices declined in response to higher harvest output from West Africa and calmness in the Ivory Coast's political situation.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                         MONTH ENDED    YTD ENDED
                                        DECEMBER 31,   DECEMBER 31,
                                            2004           2004
                                        ------------   ------------
                Currencies                 -0.19          -0.23
                Interest Rates              0.82           9.48
                Stock Indices               2.05           -1.5
                Energies                   -1.15          10.88
                Metals                     -0.55           0.15
                Agriculturals              -0.24          -1.96

      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Within the global equity index sector, gains resulted from long positions in European, U.S., and Pacific Rim equity index futures as equity prices trended higher due to stabilizing oil prices, strong corporate earnings and positive investor sentiment regarding the future of the global economy.

> Gains in the global interest rate markets resulted from long positions in European interest rate futures as prices increased due to the strength in the euro, in addition to continued investor concern that the long-term effect of the strong euro on the European economy would be negative by making exports more expensive abroad.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded from short futures positions in the petroleum complex as prices moved higher during the latter half of December after the U.S. Department of Energy reported an unexpected drop in supplies of crude oil and heating oil, unexpected news of production cuts by OPEC, and considerably colder weather throughout the Northeastern United States.

> Long futures positions in precious metals incurred losses due to the U.S. dollar's temporary advancement during mid-month.

> Losses in the agricultural markets were incurred from short futures positions in the soybean complex and wheat after prices reversed higher amid news of reduced supply, strong Chinese export demand and rumors that U.S. soybean crops could be infected by a damaging fungus.

> Long positions in the Swiss franc and Japanese yen versus the U.S. dollar generated losses as the U.S. dollar's value staged a temporary rally during early December amid support from soft crude oil prices and European Union official's comments calling for global action against the U.S. dollar's fall.

                      [This page intentionally left blank]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED DECEMBER 31, 2004 (UNAUDITED)

                                      MORGAN STANLEY                           MORGAN STANLEY
                                     SPECTRUM CURRENCY                    SPECTRUM GLOBAL BALANCED
                               ----------------------------              ---------------------------
                                             PERCENTAGE OF                            PERCENTAGE OF
                                           DECEMBER 1, 2004                         DECEMBER 1, 2004
                                               BEGINNING                                BEGINNING
                                  AMOUNT    NET ASSET VALUE                AMOUNT    NET ASSET VALUE
                               ----------- ----------------              ---------- ----------------
                                      $            %                           $            %
REVENUES
Trading profit (loss):
   Realized                     38,206,329        14.53                   2,031,953          4.13
   Net change in unrealized    (31,122,531)      (11.84)                 (1,479,720)        (3.01)
                               -----------       ------                  ----------         -----
     Total Trading Results       7,083,798         2.69                     552,233          1.12
Interest income (Note 2)           315,539          .12                      83,972           .17
                               -----------       ------                  ----------         -----
     Total Revenues              7,399,337         2.81                     636,205          1.29
                               -----------       ------                  ----------         -----

EXPENSES
Brokerage fees (Note 2)          1,007,999          .38                     188,436           .38
Management fees (Note 3)           438,261          .17                      51,206           .10
                               -----------       ------                  ----------         -----
     Total Expenses              1,446,260          .55                     239,642           .48
                               -----------       ------                  ----------         -----
NET INCOME                       5,953,077         2.26                     396,563           .81
                               ===========       ======                  ==========         =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED DECEMBER 31, 2004 (UNAUDITED)

                                  MORGAN STANLEY                               MORGAN STANLEY
                                 SPECTRUM CURRENCY                        SPECTRUM GLOBAL BALANCED
                      --------------------------------------       -------------------------------------
                                                        PER                                         PER
                           UNITS          AMOUNT        UNIT           UNITS           AMOUNT       UNIT
                      --------------    -----------    -----       -------------     ----------    -----
                                             $           $                                $           $
Net Asset Value,
  December 1, 2004    18,663,531.971    262,956,402    14.09       3,392,894.983     49,157,606    14.49
Net Income                        --      5,953,077      .32                  --        396,563      .12
Redemptions             (173,431.851)    (2,499,153)   14.41         (39,884.480)      (582,712)   14.61
Subscriptions            464,289.065      6,690,404    14.41          43,816.635        640,161    14.61
                      --------------    -----------                -------------     ----------
Net Asset Value,
  December 31, 2004   18,954,389.185    273,100,730    14.41       3,396,827.138     49,611,618    14.61
                      ==============    ===========                =============    ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED DECEMBER 31, 2004 (UNAUDITED)

                                       MORGAN STANLEY                   MORGAN STANLEY                    MORGAN STANLEY
                                       SPECTRUM SELECT                SPECTRUM STRATEGIC                SPECTRUM TECHNICAL
                               -----------------------------     ----------------------------      ----------------------------
                                             PERCENTAGE OF                    PERCENTAGE OF                      PERCENTAGE OF
                                           DECEMBER 1, 2004                 DECEMBER 1, 2004                   DECEMBER 1, 2004
                                               BEGINNING                        BEGINNING                          BEGINNING
                                 AMOUNT      NET ASSET VALUE        AMOUNT    NET ASSET VALUE        AMOUNT     NET ASSET VALUE
                               ----------- -----------------     ---------- -----------------      ----------- ----------------
                                   $              %                   $              %                  $              %
REVENUES
Trading profit (loss):
   Realized                     61,433,664        10.70           7,179,251          4.01          106,884,909        13.95
   Net change in unrealized    (53,243,863)       (9.27)         (4,747,941)        (2.65)         (99,911,035)      (13.04)
                               -----------        -----          ----------         -----          -----------       ------
     Total Trading Results       8,189,801         1.43           2,431,310          1.36            6,973,874          .91
Interest income (Note 2)           757,981          .13             238,656           .13            1,000,293          .13
                               -----------        -----          ----------         -----          -----------       ------
     Total Revenues              8,947,782         1.56           2,669,966          1.49            7,974,167         1.04
                               -----------        -----          ----------         -----          -----------       ------

EXPENSES
Brokerage fees (Note 2)          3,468,754          .60           1,080,805           .60            4,629,988          .60
Management fees (Note 3)         1,356,112          .24             409,896           .23            1,632,040          .22
Incentive fees (Note 3)                 --           --             188,744           .11                   --           --
                               -----------        -----          ----------         -----          -----------       ------
     Total Expenses              4,824,866          .84           1,679,445           .94            6,262,028          .82
                               -----------        -----          ----------         -----          -----------       ------
NET INCOME                       4,122,916          .72             990,521           .55            1,712,139          .22
                               ===========        =====          ==========         =====          ===========       ======

 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED DECEMBER 31, 2004 (UNAUDITED)

                                MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                                SPECTRUM SELECT                     SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
                      ----------------------------------   -----------------------------------   ----------------------------------
                                                     PER                                  PER                                  PER
                           UNITS         AMOUNT     UNIT        UNITS         AMOUNT     UNIT        UNITS          AMOUNT    UNIT
                      --------------  -----------  -----   --------------  -----------  ------   --------------  -----------  -----
                                            $        $                           $         $                           $        $
Net Asset Value,
  December 1, 2004    20,019,895.540  574,138,563  28.68   12,354,541.071  178,891,807   14.48   32,509,744.759  766,342,780  23.57
Net Income                        --    4,122,916    .20               --      990,521     .08               --    1,712,139    .06
Redemptions             (197,098.869)  (5,692,215) 28.88     (118,497.870)  (1,725,329)  14.56     (273,664.141)  (6,466,684) 23.63
Subscriptions            441,026.922   12,736,861  28.88      349,184.525    5,084,126   14.56      725,165.085   17,135,652  23.63
                      --------------  -----------          --------------  -----------           --------------  -----------
Net Asset Value,
  December 31, 2004   20,263,823.593  585,306,125  28.88   12,585,227.726  183,241,125  14.563    2,961,245.703  778,723,887  23.63
                      ==============  ===========          ==============  ===========           ==============  ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The  Partnerships'   general  partner  is  Demeter   Management   Corporation
("Demeter").  The  non-clearing  commodity  broker  is  Morgan  Stanley  DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Strategic's clearing commodity brokers are MS & Co., MSIL, and Morgan Stanley Capital Group Inc. ("MSCG"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW pays

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each  Partnership  interest  income based upon 80% of the month's  average daily
"Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited part-

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ners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a limited partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

================================================================================
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on

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deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

================================================================================
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to

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EMC, Northfield,  Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE.Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

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   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017


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